Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
SECOND QUARTER RESULTS

THOUSAND OAKS, Calif. – July 22, 2020 – Teledyne Technologies Incorporated (NYSE:TDY)

•Sales of $743.3 million and GAAP diluted earnings per share of $2.48
•GAAP operating margin of 14.8%, including $8.6 million of pretax charges
•Record second quarter cash from operations of $155.8 million
•Affirming and narrowing full year 2020 GAAP diluted earnings per share outlook to $9.45 to $10.00, compared with the prior outlook of $9.30 to $10.00

Teledyne today reported second quarter 2020 net sales of $743.3 million, compared with net sales of $782.0 million for the second quarter of 2019, a decrease of 4.9%. Net income was $93.7 million ($2.48 diluted earnings per share) for the second quarter of 2020, compared with $104.6 million ($2.80 diluted earnings per share) for the second quarter of 2019, a decrease of 10.4%. The second quarter of 2020 included $8.6 million in severance, facility consolidation and acquisition costs compared with $1.3 million in severance, facility consolidation and acquisition costs for the second quarter of 2019. The second quarter of 2020 reflected net discrete income tax benefits of $10.4 million compared with net discrete income tax benefits of $4.3 million for the second quarter of 2019.
“Despite record economic contraction and a challenging operating environment for manufacturers, Teledyne performed extremely well in the second quarter. Our decrease in sales was limited to approximately 5% compared with both last year and the first quarter of 2020. However, overall GAAP operating margin increased sequentially 150 basis points even with $8.6 million of pretax charges,” said Robert Mehrabian, Executive Chairman. “We have aggressively cut costs to protect profitability in our shorter-cycle business, while at the same time continuing margin improvement actions in our operations with strong backlog. Furthermore, we achieved record cash flow for any second quarter period. Much uncertainty remains in 2020, and we do not know the pace of recovery in all of our industrial businesses. Nevertheless, given our strong execution and lower cost structure, as well as our very healthy balance sheet, we are well-positioned to continue compounding earnings and cash flow for quarters and years to come.”

Review of Operations
Comparisons are with the second quarter of 2019, unless noted otherwise.
Instrumentation
The Instrumentation segment’s second quarter 2020 net sales were $263.1 million, compared with $264.1 million, a decrease of 0.4%. Operating income was $48.5 million for the second quarter of 2020, compared with $49.0 million, a decrease of 1.0%.
The second quarter 2020 net sales decrease resulted from lower sales of marine instrumentation and test and measurement instrumentation, mostly offset by higher sales of environmental instrumentation. Sales of environmental instrumentation increased $6.9 million, sales of test and measurement instrumentation decreased $6.4 million and sales of marine instrumentation decreased $1.5 million. Environmental instrumentation included $21.7 million in sales from the 2019 acquisition of the gas and flame detection businesses. Test and measurement instrumentation included $4.8 million in sales from the 2020 acquisition of OakGate Technology, Inc. Operating income included $2.8 million in higher severance and facility consolidation costs, partially offset by improved product line margins.
Digital Imaging
The Digital Imaging segment’s second quarter 2020 net sales were $237.6 million, compared with $248.4 million, a decrease of 4.3%. Operating income was $46.8 million for the second quarter of 2020, compared with $51.6 million, a decrease of 9.3%.
The second quarter 2020 net sales primarily reflected lower sales of X-ray products for dental and medical applications and geospatial imaging products, partially offset by greater sales of infrared detectors for defense applications and $3.0 million in incremental sales from a 2019 acquisition. The decrease in operating income in the second quarter of 2020 primarily reflected the impact of lower sales.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s second quarter 2020 net sales were $143.1 million, compared with $176.0 million, a decrease of 18.7%. Operating income was $17.5 million for the second quarter of 2020, compared with $38.6 million a decrease of 54.7%.
The second quarter 2020 net sales reflected $26.9 million of lower sales for aerospace electronics, and lower sales of $6.0 million for defense and space electronics. The continued weakness in the commercial aerospace industry has negatively affected sales of aerospace electronics. Reduced sales of defense and space electronics resulted from the OneWeb program. Operating income in the second quarter of 2020 reflected the impact of lower sales and $4.9 million in higher severance and facility consolidation costs.
Engineered Systems
The Engineered Systems segment’s second quarter 2020 net sales were $99.5 million compared with $93.5 million, an increase of 6.4%. Operating income was $10.8 million for the second quarter of 2020, compared with $9.0 million, an increase of 20.0%.
The second quarter 2020 net sales reflected higher sales of $5.8 million of engineered products and $1.5 million for turbine engines, partially offset by lower sales of $1.3 million of energy systems. The higher sales of engineered products and services primarily reflected increased sales from marine, nuclear and other manufacturing programs, as well as electronic manufacturing services products. Turbine engine sales reflected greater sales of Harpoon missile engines. The increase in operating income in the second quarter of 2020 reflected the impact of higher sales and a greater mix of manufacturing programs.

Additional Financial Information
Cash Flow
Cash provided by operating activities was $155.8 million for the second quarter of 2020, compared with $83.2 million. The increase in cash provided by operating activities in the second quarter of 2020 reflected improved collection of accounts receivable and $33.4 million of deferred tax payments, partially offset by lower operating income. At June 28, 2020, cash and cash equivalents totaled $382.8 million compared with $199.5 million at December 29, 2019. At June 28, 2020, total debt was $851.4 million, compared with $850.6 million at December 29, 2019. At June 28, 2020, $125.0 million was outstanding under the $750.0 million credit facility. Available borrowing capacity under the $750.0 million credit facility, which is reduced by borrowings and certain outstanding letters of credit, was $614.5 million at June 28, 2020. The company received $18.0 million from the exercise of stock options in the second quarter of 2020 compared with $10.5 million. Capital expenditures for the second quarter of 2020 were $16.6 million, compared with $18.1 million. Depreciation and amortization expense for the second quarter of 2020 was $29.0 million, compared with $27.1 million.

Free Cash Flow (a)	Second Quarter
(in millions, brackets indicate use of funds)	2020	2019
Cash provided by operating activities	$155.8	$83.2
Capital expenditures for property, plant and equipment	(16.6)	(18.1)
Free cash flow	$139.2	$65.1
(a) The company defines free cash flow as cash provided by operating activities (a measure prescribed by generally accepted accounting principles) less capital expenditures for property, plant and equipment. The company believes that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.

Income Taxes
The effective tax rate for the second quarter of 2020 was 13.2% compared with 18.2%. The second quarter of 2020 reflected net discrete income tax benefits of $10.4 million, which included a $9.8 million income tax benefit related to share-based accounting. The second quarter of 2019 reflected net discrete income tax benefits of $4.3 million, which included a $4.8 million income tax benefit related to share-based accounting. Excluding the net discrete income tax benefits in both periods, the effective tax rates would have been 22.8% for the second quarter of 2020 compared with 21.6%.
Other
Stock option expense was $5.7 million for the second quarter of 2020, compared with $5.8 million. Stock option expense for fiscal year 2020 is currently expected to be $25.2 million, compared with $26.1 million for fiscal year 2019. Non-service retirement benefit income was $3.2 million for the second quarter of 2020, compared with $2.0 million. Interest expense, net of interest income, decreased to $3.7 million for the second quarter of 2020 compared with $5.4 million and reflected the impact of lower average interest rates. Corporate expense decreased to $13.8 million for the second quarter of 2020, compared with $16.3 million and reflected lower consulting and travel expense.
Outlook
Based on its current outlook, the company’s management believes that third quarter 2020 GAAP diluted earnings per share will be in the range of $2.25 to $2.45 and full year 2020 GAAP diluted earnings per share will be in the range of $9.45 to $10.00. The company’s annual expected tax rate for 2020 is 22.8%, before discrete tax items. In addition, we currently expect significantly less discrete tax items in 2020 compared with 2019. The estimates for third quarter and full year 2020 GAAP diluted earnings per share exclude any potential charge related to Airbus OneWeb Satellites, LLC, as a result of the March 27, 2020 bankruptcy of OneWeb Global Limited and its subsidiaries.

Forward-Looking Statements Cautionary Notice
This press release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, relating to earnings, growth opportunities, acquisitions, product sales, capital expenditures, pension matters, stock option compensation expense, our credit facility, interest expense, severance and relocation costs, taxes, exchange rate fluctuations, and strategic plans. Forward-looking statements are generally accompanied by words such as “estimate”, “project”, “predict”, “believes” or “expect”, that convey the uncertainty of future events or outcomes. All statements made in this press release that are not historical in nature should be considered forward-looking.
Actual results could differ materially from these forward-looking statements. Many factors could change the anticipated results, including: disruptions in the global economy; the spread of the COVID-19 virus resulting in production, supply, contractual and other disruptions, including facility closures and furloughs and travel restrictions; customer and supplier bankruptcies, including the outcome of the OneWeb bankruptcy; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID-19 pandemic; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration and the 2020 Presidential and Congressional elections; the imposition and expansion of, and responses to, trade sanctions and tariffs; escalating economic and diplomatic tension between China and the United States; and threats to the security of our confidential and proprietary information, including cyber security threats. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, could further negatively affect our businesses that supply the oil and gas industry. Disruptions from the production delay of Boeing’s 737 Max aircraft and continued weakness in the commercial aerospace industry will negatively affect our aerospace electronics businesses. In addition, financial market fluctuations affect the value of the company's pension assets.
Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
We continue to take action to assure compliance with the internal controls, disclosure controls and other requirements of the Sarbanes-Oxley Act of 2002. While we believe our control systems are effective, there are inherent limitations in all control systems, and misstatements due to error or fraud may occur and may not be detected.
Readers are urged to read the company’s periodic reports filed with the Securities and Exchange Commission (“SEC”) for a more complete description of the company, its businesses, its strategies and the various risks that the company faces. Various risks are identified in Teledyne’s 2019 Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no duty to publicly update or revise any forward-looking statements, whether as a result of new information or otherwise.
A live webcast of Teledyne’s second quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, July 22, 2020. To access the call, go to www.teledyne.com approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, July 22, 2020.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 28, 2020 AND JUNE 30, 2019
(Unaudited - in millions, except per share amounts)

	Second Quarter	Second Quarter	Six Months	Six Months
	2020	2019	2020	2019
Net sales	$743.3	$782.0	$1,527.9	$1,527.2
Costs and expenses:
Costs of sales	460.6	463.6	953.2	927.5
Selling, general and administrative expenses	172.9	186.5	360.9	370.5
Total costs and expenses	633.5	650.1	1,314.1	1,298.0
Operating income	109.8	131.9	213.8	229.2
Interest and debt expense, net	(3.7)	(5.4)	(7.8)	(10.8)
Non-service retirement benefit income	3.2	2.0	5.7	4.2
Other expense, net	(1.4)	(0.6)	(2.8)	(1.8)
Income before income taxes	107.9	127.9	208.9	220.8
Provision for income taxes	14.2	23.3	33.0	40.9
Net income	$93.7	$104.6	$175.9	$179.9

Diluted earnings per common share	$2.48	$2.80	$4.65	$4.82

Weighted average diluted common shares outstanding	37.8	37.4	37.8	37.3

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE SECOND QUARTER AND SIX MONTHS ENDED
JUNE 28, 2020 AND JUNE 30, 2019
(Unaudited - in millions)

	Second Quarter	Second Quarter	% Change	Six Months	Six Months	% Change
	2020	2019		2020	2019
Net sales:
Instrumentation	$263.1	$264.1	(0.4)%	$548.2	$520.6	5.3%
Digital Imaging	237.6	248.4	(4.3)%	484.3	480.8	0.7%
Aerospace and Defense Electronics	143.1	176.0	(18.7)%	299.4	342.6	(12.6)%
Engineered Systems	99.5	93.5	6.4%	196.0	183.2	7.0%
Total net sales	$743.3	$782.0	(4.9)%	$1,527.9	$1,527.2	—%
Operating income:
Instrumentation	$48.5	$49.0	(1.0)%	$99.3	$88.9	11.7%
Digital Imaging	46.8	51.6	(9.3)%	90.6	88.2	2.7%
Aerospace and Defense Electronics	17.5	38.6	(54.7)%	30.9	71.1	(56.5)%
Engineered Systems	10.8	9.0	20.0%	22.2	15.4	44.2%
Corporate expense	(13.8)	(16.3)	(15.3)%	(29.2)	(34.4)	(15.1)%
Operating income	109.8	131.9	(16.8)%	213.8	229.2	(6.7)%
Interest and debt expense, net	(3.7)	(5.4)	(31.5)%	(7.8)	(10.8)	(27.8)%
Non-service retirement benefit income	3.2	2.0	60.0%	5.7	4.2	35.7%
Other expense, net	(1.4)	(0.6)	133.3%	(2.8)	(1.8)	55.6%
Income before income taxes	107.9	127.9	(15.6)%	208.9	220.8	(5.4)%
Provision for income taxes	14.2	23.3	(39.1)%	33.0	40.9	(19.3)%
Net income	$93.7	$104.6	(10.4)%	$175.9	$179.9	(2.2)%

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	June 28, 2020	December 29, 2019
ASSETS
Cash and cash equivalents	$382.8	$199.5
Accounts receivable, net	653.0	660.9
Inventories, net	392.3	393.4
Prepaid expenses and other current assets	55.7	59.9
Total current assets	1,483.8	1,313.7
Property, plant and equipment, net	475.4	487.9
Goodwill and acquired intangible assets, net	2,470.5	2,481.3
Prepaid pension asset	83.1	71.8
Other assets, net	225.4	225.1
Total assets	$4,738.2	$4,579.8
LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$245.0	$271.1
Accrued liabilities	406.6	391.5
Current portion of long-term debt and other debt	100.6	100.6
Total current liabilities	752.2	763.2
Long-term debt	750.8	750.0
Other long-term liabilities	355.3	351.9
Total liabilities	1,858.3	1,865.1
Total stockholders’ equity	2,879.9	2,714.7
Total liabilities and stockholders’ equity	$4,738.2	$4,579.8